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                                                                  Exhibit 10.6

The Timberland Company
ANNUAL BONUS PLAN FOR EXEMPT EMPLOYEES
1.     Purpose
The purpose of The Timberland Company Annual Bonus Plan for Exempt Employees (the "Plan") is to promote the long-term success of The Timberland Company (the "Company") and its shareholders by providing annual incentive compensation to the exempt employees of the Company.
2.     Effective Date; Term
The Plan is effective January 1, 1992 (1). The Plan will remain in effect until terminated by the Company's Board of Directors (the "Board").

3.     Plan Administration
The Plan is administered by the Compensation Committee of the Board (the "Committee"). The Committee has full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper.

4.     Eligibility; Determination of Bonus Award
All exempt employees are eligible to participate ("Participants") in the Plan. The Committee may modify the eligibility provisions of this Section 4. at any time in its sole discretion. Except asotherwise determined by the Committee, an individual will not be a Participant for any year unless he or she was hired by the Company prior to July 1 of that year.

Toward the beginning of each calendar year, the Committee will determine for each Participant (or category of Participants) a Target Award for the year, expressed as a percentage of the Participant's base salary rate, and will divide the Participant's Target Award into two components, one based on Company performance (the "Financial Component"), the other based on individual performance (the "Personal Component"). The Committee shall set the percentage split between the Financial Component and the Personal Component annually. Annually, the Committee will also determine a financial target (the "Financial Target") and a financial threshold (the "Financial Threshold") for the Company. For 1992, the Financial Target and Financial Threshold for all Participants will consist of an earnings per share component. For 1993, and future years, the Financial Target and Financial Threshold for the senior executive positions (i.e., Chief Executive Officer, Chief Operating Officer and Senior Vice Presidents) will consist of an earnings per share component and a return on net assets component. The Financial Target and Financial Threshold for all other Participants will consist of an earnings per share component only. No bonuses (under either component of a Participant's Target Award) will be payable for a year unless the

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(1)   The Plan set forth herein modifies, formalizes and replaces an annual bonus award program previously in place at the Company.



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Company achieves at least its Financial Threshold for the year.  If the Company achieves or exceeds its Financial Threshold, a Participant's bonus will be determined as follows:


4.1 The Financial Component of a Participant's Target Award will be multiplied by a factor reflecting the relationship of the Company's earnings per share for the year to the Company's Financial Target. If the Company achieves earnings per share equal to the Financial Target, the multiplier factor will be one (1.0). Except as otherwise determined by the Committee, the maximum multiplier factor for earnings per share in excess of the Financial Target will be one and one-half (1.5). Other factors to reflect earnings per share results at or above the Financial Threshold will be determined by the Committee.
4.2 The Personal Component of a Participant's Target Award will be multiplied by a factor reflecting the extent, if any, by which the Participant's individual performance exceeded or fell below expected performance, as determined in accordance with the Company's performance review criteria and procedures as from time to time in effect.
4.3 The sum of the results under 4.1 and 4.2. above, if any, will be subject to appropriate adjustment by the Committee to reflect a partial year of employment (where the Participant was hired after January 1, but on or before June 30, of the year). The adjusted number will be the bonus amount payable to the Participant under the Plan for the year. The Committee may at any time prior to payment of bonuses hereunder make appropriate adjustments in the Company's Financial Target or Financial Threshold or in the division between a Participant's Financial Component and Personal Component to avoid undue windfalls or hardships due to external conditions outside the control of management, nonrecurring or abnormal items, or other matters as the Committee may, in its sole discretion, determine to be appropriate.

5. Payment of Bonuses Payment of bonuses as determined under Section 4. above will be made as soon as practicable after the end of a year. All bonuses will be paid in cash.
6.     Termination
Except as provided in this Section, a Participant who, prior to the date bonus payments are made, ceases (whether by termination or employment or change of responsibilities) to be a Participant as defined in the first paragraph of
Section 4. above, will thereupon forfeit all right to a bonus payment.
However, if an individual ceases to be a Participant by reason of (a) death,
(b) total and permanent disability, (c) retirement at or after age 65 (or earlier retirement after age 55 with the consent of the Company) or (d) such other circumstances (if any) as the Committee in its sole discretion may determine, then the Committee in its sole discretion may direct that all or a portion

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of such individual's bonus be paid, taking into account the duration of participation during the year and such other matters as the Committee may deem appropriate.
7.     Transferability
Awards under the Plan may not be assigned, alienated, sold or otherwise transferred by the Participant other than by will or the laws of descent and distribution.
8.     Mergers, etc.
In the event of a merger or consolidation with another company or in the event of a liquidation or reorganization of the Company, the Committee in its sole discretion may determine whether to provide for adjustments and settlements of bonus awards.
9.     Option Grants

In addition to the bonuses described above, Participants may be awarded stock options under the Company's 1987 Stock Option Plan (or a successor plan). As a norm for annual option grants, it will be proposed to the Committee that stock options be awarded annually as follows:

Category of Participant     Number of Options
Chief Operating Officer         10,000
Senior Vice President            8,000
Vice President                   3,000
Director                         1,500
Manager/Senior Professional        750
Supervisor/Professional            500
Associate Professional             250

However, the Chairman and Chief Executive Officer of the Company may at any time reduce, increase or otherwise alter or deviate from these recommended norms and may recommend to the Committee that option grants be made to persons not described in the foregoing list.
Actual option grants, if any, will be made by the Committee in its sole discretion subject to the terms of the 1987 Stock Option Plan (or a successor plan) and will in all respects be governed by the provisions of the 1987 Stock Option Plan (or a successor plan).
10.     Amendment and Modification
The Board may from time to time amend, modify, or discontinue the Plan or any provision hereof in its sole discretion.
11.     Withholding Taxes
The Company will have the right to deduct withholding taxes from any payments made pursuant to the Plan, or make such other provisions as it deems necessary or appropriate to satisfy its obligations for withholding federal, state, or local income or other taxes incurred by reason of payments pursuant to the Plan.
12.     Future Rights
No person will have any claim or rights to be granted an award under the Plan, and no Participant will have any rights under the Plan to be retained in the employ of the Company. The loss of
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potential income with respect to any award
shall not constitute an element of damages in the event of a Participant's termination of employment or change in status, even if such termination or change is in violation of an obligation of the Company to the Participant by contract or otherwise.